Exhibit 99.1

  APOLLO MEDICAL HOLDINGS ADDS APPROXIMATELY 145,000 MEMBERS BY ENTERING INTO NEW MANAGEMENT SERVICES AGREEMENT

Alhambra, CA – (PR Newswire) – October 2, 2019 – Apollo Medical Holdings, Inc. (“ApolloMed” or the “Company”) (NASDAQ: AMEH), an integrated population health management company, today announced that it has entered into a new Management Services Agreement (“MSA”), effective January 1, 2020, to provide management services, via a subcontract agreement, to an independent practice association (“IPA group”). The IPA group currently serves approximately 145,000 members in three main markets within Southern California; South Los Angeles, San Fernando Valley, and Antelope Valley. The majority of the members are enrolled in Medi-Cal, with members also enrolled in Medicare Advantage and Commercial health plans, and are supported by a network of hundreds of primary care physicians and nearly a thousand specialists to provide exceptional care for its members.

“This agreement significantly bolsters the number of members under our management and expands our reach into new communities within Southern California and providing growth in our management services platform. Consistent with our strategic plan, this agreement also brings the opportunity to further scale our business model and realize additional efficiencies,” said Kenneth Sim, M.D., Executive Chairman and Co-Chief Executive Officer of ApolloMed. “We are in excellent position to support the financial goals and enable organizational success of the IPA group for years to come,” stated Dr. Kenneth Sim.

About Apollo Medical Holdings, Inc.

ApolloMed is a leading physician-centric integrated population health management company, which, together with its subsidiaries, including a Next Generation Accountable Care Organization (“NGACO”), and its affiliated IPAs and management services organizations (“MSOs”), are working to provide coordinated, outcomes-based high-quality medical care for patients, particularly senior patients and patients with multiple chronic conditions, in a cost-effective manner.  ApolloMed focuses on addressing the healthcare needs of its patients by leveraging its integrated health management and healthcare delivery platform that includes Network Medical Management, Inc. (an MSO), Apollo Medical Management, Inc. (an MSO), ApolloMed Hospitalists, APA ACO, Inc. (the Company’s NGACO), Allied Physicians of California IPA, a Professional Medical Corporation d.b.a Allied Pacific of California IPA (an IPA) and Apollo Care Connect, Inc. (the Company’s Digital Population Health Management Platform).  For more information, please visit www.apollomed.net.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements about the Company’s acquisition strategy, integration of its acquired companies, continued growth and business outlook, ability to deliver sustainable long-term value, ability to respond to the changing environment, operational focus and strategic growth plans. Forward-looking statements reflect current views with respect to future events and financial performance and therefore cannot be guaranteed. Such statements are based on the current expectations and certain assumptions of the Company's management, and some or all of such expectations and assumptions may not materialize or may vary significantly from actual results. Actual results may also vary materially from forward-looking statements due to risks, uncertainties and other factors, known and unknown, including the risk factors described from time to time in the Company's reports to the SEC, including, without limitation, the risk factors discussed in the Company's Annual Report on Form 10-K filed with the SEC on March 18, 2019.

FOR MORE INFORMATION, PLEASE CONTACT:

Asher Dewhurst
(443) 213-0500
asher.dewhurst@westwicke.com